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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT


This agreement, made effective as of September 7, 1998, is by and between PawnMart, Inc., hereinafter referred to collectively as the "Company", with its principal office at 301 Commerce Street, Suite 3600, Fort Worth, Texas 76102, and Michael D. Record, hereinafter referred to as "Executive".

Whereas Company wishes to assure itself of the services of Executive and Executive is willing to serve in the employ of the Company on a full-time basis and upon the other terms and conditions hereinafter provided; therefore, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1.    EMPLOYMENT

The Company agrees to employ Executive, and Executive agrees to enter the employ of the Company, upon the terms and conditions provided herein.

2.    POSITION AND RESPONSIBILITIES

During the term of this Agreement, the Executive shall serve as President of the Company. Executive shall perform in a professional manner all assigned duties relating to store operations and such other reasonable duties and responsibilities as the Chief Executive Officer of the Company may assign to the Executive from time to time, but not limited to, the following:

     A. The Executive shall abide by and comply with the operating and human resources policies of the Company in accordance with this Agreement; and

     B. The Executive shall avoid any actions that might damage, harm or discredit the reputation of the Company, its shareholders, or Board of Directors.

3.    TERM OF EMPLOYMENT

Executive's employment under this Agreement shall commence as of September 8, 1998.

4.    COMPENSATION

     A.   Salary

          Executive shall be paid a gross salary of $10,000 per month, in equal bi-weekly installments for services of the Executive.

     B.   Annual Review

          Salary is subject to review and adjustment at the beginning of FY 1999, and is also subject to review and adjustment at the beginning of each Fiscal year thereafter. All salary adjustments shall be consistent with the Company's salary policy as of the time of review.

     C.   Bonuses and Incentive Compensation

          Executive shall receive a $30,000.00 signing bonus to be paid over a period of six (6) months in thirteen (13) equal bi-weekly installments of $2,307.69.

          Executive shall be eligible to participate in Company's Bonus Plan upon Company's achievement of an acceptable level of profitability and the development of the Bonus Plan.


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     D.   Stock Options

          Executive shall receive an initial grant of 125,000 stock options, with an exercise price of $3.00 per share. Of the initial grant, 33,300 will be considered ISO's. The grant of stock options will vest as follows:

               33,300 options immediately vested, with the remaining 91,700 options vesting over a four (4) year period at 22,925 options per year. No additional option grants will be planned until the beginning of FY 2000.

All salary, bonus, and other payments are subject to applicable FIT and FICA withholding taxes.

5.   REIMBURSEMENT OF EXPENSES

The Company shall pay or reimburse Executive for all reasonable and customary travel and other expenses incurred by him in performing his obligations under this Agreement. All expense reimbursements will require the approval of the Vice President - Finance.

6.   BENEFIT PLANS

Executive shall be eligible to participate in all Company sponsored benefit programs as described in the Company's human resources policies and procedures and related summary plan descriptions.

7.   CHANGE OF CONTROL

A change of control event shall occur when:

     A. The ownership of the Company changes by an amount of 50% or more in a twelve (12) month period of time; or

     B. The composition of the Board of Directors changes by 50% or more during a twelve (12) month period of time.

8.   TERMINATION

This Agreement shall terminate upon either of the following events:

     A.   Executive Voluntary Termination

          1. Thirty (30) days after written notice of resignation to the Chief Executive Officer by Executive or sooner than thirty (30) days if waived by the Chief Executive Officer; or

          2.   Executive's retirement;


     B.   Executive Involuntary Termination "for cause"

          1.   Executive's termination "for cause" shall mean

               A. Gross, habitual or willful failure to comply with Company policies and procedures, or failure to perform duties and such performance is not corrected within thirty (30) days after written notice by the Company or the Chief Executive Officer; or

               B. Misconduct, including but not limited to conviction of a crime or entry of a plea of nolo contendre with regard to a crime involving moral turpitude or dishonesty, repeated insubordination or refusal to comply with any reasonable requests of the Board relating to the scope or performance of duties, or conduct that in the good



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                    faith and reasonable determination of the Board demonstrates gross unfitness to serve.

          2. Employment with the Company may be terminated "for cause" at any time by the Company upon no more than two (2) weeks notice.

          3. If employment is terminated "for cause" the Company will make no further salary payments except those earned, up to and including the date of termination.

9.   SEVERANCE PROVISION

Upon termination of this Agreement, Executive shall be entitled to the following severance benefits:

     A.   Voluntary Resignation

          No severance will be paid.

     B.   Involuntary termination "without cause"

          Executive's termination from the Company "without cause" prior to December 31, 2000, will result in Company paying to Executive an amount equal to one-half (1/2) of Executive's annual base salary.

          Executive shall receive one-half (1/2) of his annual base salary compensation at the time of a change in control event as a severance payment.

          Executive's heirs, estate or assigns shall receive one-twelfth (1/12) of his annual base salary compensation at the time of his death.

          Executive shall receive one-fourth (1/4) of his annual base salary compensation following ninety (90) days of continuous disability and upon certification by a licensed medical doctor that Executive can no longer perform his occupation.

          Executive shall receive a pro rata distribution of any performance bonus payment that would have otherwise been paid to Executive following the completion of the Company's fiscal year.

     C.   Involuntary termination "for cause"

          If Executive's employment is terminated for cause, Company will make no further salary payments except those earned up to and including the date of termination.

10.  METHOD OF SEVERANCE PAYMENT

Severance payments due hereunder shall be in either one lump sum amount or equal bi-weekly payments, less taxes, as determined by the Company. For the receipt of this severance payment, Executive shall acknowledge and sign a Separation and Release of All Claims document.

11.  ARBITRATION

Should any dispute about terms and conditions of this contract arise and the employment thereunder, at the election of either party said dispute shall be resolved by binding and non-appealable arbitration utilizing the rules of the American Arbitration Society and applicable Texas statutes. Notice for demand or arbitration shall be in writing by certified mail within 10 days of event giving rise for set arbitration. Cost of arbitration will be determined by arbitrators.

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12.  MISCELLANEOUS

Any notices to be given herewith by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Notices delivered personally shall be considered communicated as of the actual receipt; mail notices shall be considered communicated as of two (2) days after mailing.

This Agreement represents the entire agreement between the parties and supersedes any and all other agreements, either oral or written, between the parties hereto with respect to employment of the Executive and the Company. This Agreement contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. This Agreement shall be binding upon the successors and assigns of the parties hereto.

Each party to this Agreement acknowledges that no representations have been made or shall be made which are not contained herewith and that any other agreement, assurance or statement shall be invalid and not binding. This Agreement may not be amended orally and may only be modified in writing, signed by both Executive and the Company.

This Agreement shall be binding upon and shall enure to the benefit of the Executive and the Company and their respective heirs, successors and assigns.

Should any provision of this Agreement be held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date above written.


                                    PAWNMART, INC.


BY: /s/ Michael D. Record           BY: /s/ Carson R. Thompson


September 7, 1998                   September 7, 1998
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Date                                Date